FOR IMMEDIATE RELEASE

Interpublic Announces Conversion of Series B Preferred Stock
Latest Step to Improve Capital Structure is Cash-Flow Accretive

New York, NY - October 15, 2013 -The Interpublic Group of Companies, Inc. (NYSE: IPG) today announced that it is exercising its option to force conversion of all outstanding shares of its 5¼% Series B Cumulative Convertible Perpetual Preferred Stock (the "Series B Preferred Stock") into common stock of the Company. The conversion will be effective October 17, 2013 (the “Forced Conversion Date”). The Company is acting pursuant to Section 5 of the Certificate of Designations governing its Series B Preferred Stock.

Dividends on the Series B Preferred Stock, in aggregate $2.9 million quarterly or $11.6 million annually, will cease to accumulate on the Forced Conversion Date. On the Forced Conversion Date holders of the Series B Preferred Stock will receive 77.8966 shares of common stock per share of Series B Preferred Stock. Currently 221,474 shares of Series B Preferred Stock are outstanding. The holders will also receive cash in lieu of fractional shares.

Following the Forced Conversion Date, no shares of Series B Preferred Stock will remain outstanding and all rights of the holders with respect to the Series B Preferred Stock will terminate, except the right to receive the whole shares of common stock issuable upon conversion and cash in lieu of any fractional shares.

As previously announced, holders of record at the close of business on October 1, 2013 will receive a dividend of $13.125 per share of Series B Preferred Stock on October 15, 2013. No other payment or adjustment will be made upon conversion of the Series B Preferred Stock, either for accumulated and unpaid dividends with respect to the Series B Preferred Stock or for dividends with respect to the common stock to be issued upon conversion.

The shares of Series B Preferred Stock were previously included as eligible dilutive securities in the Company’s calculation of diluted share count, and the newly issued common shares will now be included in its basic share count.

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About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include BPN, Draftfcb, FutureBrand, GolinHarris International, Huge, Initiative, Jack Morton Worldwide, Lowe and Partners, MAGNA GLOBAL, McCann, Momentum, MRM, Octagon, R/GA, UM and Weber Shandwick. Leading domestic brands include Campbell Mithun, Carmichael Lynch, Deutsch, Gotham Inc., Hill Holliday, ID Media, Lowe Campbell Ewald, Mullen and The Martin Agency. For more information, please visit www.interpublic.com.

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Contact Information
Tom Cunningham
(Press)
(212) 704-1326

Jerry Leshne
(Analysts, Investors)
(212) 704-1439